EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FRIDAY, MAY 27, 2005

MDI BOARD DEFERS RECOMMENDATION ON OFFER BY LOGIBEC

St. Louis, MO, May 27, 2005--MDI Technologies, Inc. (OTC BB: MDTI, TSX:
MDD.U) announces that its Board of Directors will not be making a recommendation regarding the offer (the "Offer") by LGI Acquisition, Inc. ("LGI"), a wholly-owned subsidiary of Logibec Group Informatique Ltd. ("Logibec"), for all of MDI's outstanding shares ("Shares") for a consideration of US$2.40 per share cash pending the release by LGI of a notice of variation increasing the consideration being offered to US$2.60 per share in cash.

As disclosed earlier today by Logibec, Logibec and LGI have signed a letter agreement (the "Letter Agreement") with MDI Technologies, its President and Chief Executive Officer, Todd A. Spence, and its Executive Vice-President and Secretary, Di Anne Kerrigan. Pursuant to the Letter Agreement, LGI has agreed to increase the consideration under the Offer from US$2.40 to US$2.60 per Share in cash provided that (i) each of Mr. Spence and Ms. Kerrigan (the "Executives") agrees, provided that the Offer is successful, to waive his or her entitlement to a termination payment under the employment agreements between the Executives and MDI Technologies (the "Termination Waivers"), (ii) each of the Executives Agrees to, provided that the Offer is successful, provide consulting services to Logibec for a period through December 21, 2005 (the "Consulting Arrangements") in order to ensure a smooth transition period and to maximize client and employee retention during such period and
(iii) each of the Executives agrees to enter into a lock-up agreement (the "Lock-ups") with LGI under which each Executive agrees to tender to the Offer all Shares beneficially owned or over which the Executive exercises control or direction (including all Shares issuable upon the exercise of options to purchase Shares).

In consideration for LGI's agreement to amend the Offer, MDI Technologies and each of the Executives has agreed not to solicit, encourage or continue any inquiries or proposals from, or negotiations with, any person, company or other entity other than LGI or any of its affiliates relating to the purchase of Shares, any amalgamation, merger or other form of business combination involving MDI Technologies or any of its subsidiaries, or any take-over bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or other transaction involving MDI Technologies or any of its subsidiaries with any person other than LGI or any of its affiliates.

LGI and the Executives have also entered into definitive agreements regarding the Termination Waivers and the Consulting Arrangements and the Lock-ups (collectively, the "Executive Agreements"). LGI is expected to file and disseminate as soon as practicable but in any event prior to June 3, 2005, the current expiry date of the Offer, a notice of variation (the "Notice of Variation") (i) increasing the consideration under the Offer to US$2.60 per Share, (ii) extending the period during which Shares may be tendered under the Offer to a date which is at least ten days following the delivery of the Notice of Variation and (iii) making the Offer conditional on there being validly deposited under the Offer and not withdrawn that number of Shares which, together with Shares owned by LGI and it affiliates, constitutes at least 90% of the outstanding

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Shares (on a fully diluted basis).  The Board of Directors of MDI
Technologies expects to provide a recommendation to shareholders regarding the amended Offer shortly after the release of the Notice of Variation but in any event at least seven days in advance of the scheduled expiry of the amended Offer.

About MDI Technologies, Inc.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet.
In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers.

MDI shares are traded under the name MDI Technologies, Inc. on the TSX under the symbol MDD.U. MDI shares are also traded in the US on the OTCBB under the symbol MDTI.

This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.

By the order of board of directors:

  "Todd Spence"
Todd Spence, CEO

Contact information:  For MDI Technologies: Todd Spence CEO
Tel: (314) 439-6400, e-mail tas@mditech.com

THE TSX VENTURE EXCHANGE AND THE NASD OTCBB HAVE NOT REVIEWED AND DO NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

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